COURT ORDER

ORDER NO: 98 741
DATE: APR 14 1998

STATE OF TEXAS

COUNTY OF DALLAS

BE IT REMEMBERED, at a regular meeting of the Commissioners Court of Dallas County, Texas, held on the 14th day of April 1998, on a motion made by Mike Cantrell, Commissioner of District No. 2 and seconded by John Wiley Price, Commissioner of District No. 3 the following Order was adopted:

WHEREAS, the Commissioners Court was briefed on April 7, 1998 about the recommendation made by the Juvenile Department to enter into the Contract between Dallas County, the Dallas County Juvenile Board, and Correctional Services Corporation for the Implementation and Operation of the Dallas County Secure Post-Adjudication Residential Facility; and

WHEREAS, the Dallas County Juvenile Department was awarded $3.6 million through an Agreement for Construction and Operation of Secure Post-Adjudication Juvenile Facility (the Facility) with the Texas Juvenile Probation Commission; and

WHEREAS, construction of the Facility, located on the Youth Village campus, is scheduled for completion on June 15,1998; and

WHEREAS, Dallas County solicited bids from the public for operation of the Facility through Request for Proposals No 98-052; and

WHEREAS, the Juvenile Board of Dallas County approved the recommendation made by the Proposal Review Committee to contract with Correctional Services Corporation to manage and operate the Facility; and

WHEREAS, the Dallas County Juvenile Department has negotiated and finalized the Contract with Correctional Services Corporation and the Contract has been approved as to form by the Assistant District Attorney; and

WHEREAS, the Dallas County Juvenile Board approved the Contract with Correctional Services Corporation at the meeting held on March 30, 1998; and

WHEREAS, this Contract for Implementation and Operation of the Dallas County Secure Post-Adjudication Residential Facility will be funded from Dallas County General Revenue funds, Dallas County Certificate(s) of Obligation, and grants provided by the Texas Juvenile Probation Commission; and

WHEREAS, the Juvenile Department staff will be responsible for monitoring the effectiveness of this residential service provider to ensure effective usage of Dallas County funds; and

WHEREAS, the initial term of the Contract will be from final execution through September 30, 1999, and the Contract can be renewed for up to two one year terms; and

WHEREAS, if the Contract is renewed for the two subsequent terms, Correctional Services Corporation will be compensated, based on rates listed below, which is subject to a 6% escalation clause included in the contract; and

WHEREAS, Correctional Services Corporation is recommended for the award of a Contract for the Implementation and Operation of the Dallas County Secure Post-Adjudication Residential Facility, for the specific services listed below, and not to exceed the indicated reimbursement rates:


IMPLEMENTATION FUNDING:
(*To be reimbursed during the implementation period during
the initial contract term only, and reimbursements will be
based on actual costs not to exceed)                         $645,342.00/*

MONTHLY OPERATIONS:
(Guaranteed per diem rate of $68.59 for 96 youth/day)        $200,283.00/Month

     Second Term:                                            $212,300.00/Month
     Third Term:                                             $225,038.00/Month

AFTERCARE SERVICES
(Actual costs plus 13% for indirect expenses not to exceed)  $185,395.00/lnitial contract term

    Second and Third Terms:                                  $351,939.00

IT IS THEREFORE ORDERED, ADJUDGED, AND DECREED that the Dallas County Commissioners Court approve the Contract for Implementation and Operation of the Dallas County Secure Post-Adjudication Residential Facility with Correctional Services Corporation for the indicated services not to exceed the listed reimbursement rates and authorizes Judge Lee F. Jackson to sign the Contract on behalf of Dallas County.


DONE IN OPEN COURT this the 14th day of April, 1998.


By:  Judge Lee F. Jackson         By:  Jim Jackson          By: Mike Cantrell
     Dallas County Judge               District #1              District #2


By:  John Wiley Price             By:  Kenneth A. Mayfield
     District #3                       District #4

Recommended By:  Michael K. Griffiths
                 Director of Juvenile Services

                     CONTRACT FOR IMPLEMENTATION AND OPERATION OF
                               THE DALLAS COUNTY SECURE
                       POST - ADJUDICATION RESIDENTIAL FACILITY

                                        BETWEEN

                                 DALLAS COUNTY AND THE
                            DALLAS COUNTY JUVENILE BOARD

                                           AND

                          CORRECTIONAL SERVICES CORPORATION
                                      (CONTRACTOR)

 1. PURPOSE:

    This contract is entered into by and between DALLAS COUNTY, the DALLAS COUNTY JUVENILE BOARD (DCJB), both entities hereinafter referred to as DALLAS COUNTY, and CORRECTIONAL SERVICES CORPORATION, hereinafter referred to as CONTRACTOR. This contract is entered into by Dallas County, and the Contractor, for the purpose of implementing and operating the Dallas County Secure Post-Adjudication Residential Facility (hereinafter referred to as Facility, to be located on the campus of the Dallas County Youth Village, 1508-A East Langdon, Dallas, Texas). Contractor will provide services for Dallas County as provided for by this contract pursuant to the minimum standards for secure post-adjudication juvenile facilities promulgated as administrative law by the Texas Juvenile Probation Commission (TJPC), Texas Administrative Code Title 37, Chapter 344; all legal requirements in Section 51.12 of the Texas Family Code; and the standards by the Texas Commission on Alcoholism and Drug Abuse (TCADA) for operations of a substance abuse treatment facility The Dallas County Juvenile Department, hereinafter referred to as Juvenile Department will serve as the designated County agency to oversee and manage operations on behalf of Dallas County. This contract is also subject to provisions specified in the Lease Agreement between Dallas County and Contractor for use of the Facility. The Lease Agreement will be signed and agreed to by both parties, and shall become an integral part of this contract.

 2. TERM:

    A. The initial term of this contract will be from the date of execution until September 30, 1999.

    B. This contract may be renewed for two additional twelve month periods, under the same terms and conditions unless one or more of the parties hereto declines to renew this contract by providing written notice to all other parties hereto at least ninety (90) days prior to the expiration of this contract, or the contract is terminated sooner pursuant to the terms of this contract.

    C. The Contractor may, for the subsequent renewed terms, request an adjustment to the monthly compensation rate. Such rate adjustments must not exceed 6% per renewal term. Requests for rate adjustments must be submitted to Dallas County 120 days prior to the start of the renewal term. The Contractor must provide detailed documentation justifying the need for such adjustments. Dallas County solely retains the right to accept or reject such requests and Dallas County will notify Contractor of acceptance or rejection of such requests within ten business days.

 3. SCOPE OF WORK:

    A. Contractor agrees to provide services in the implementation and operation of the 96-bed Facility as described in Request for Proposals No. 98-052 and Addenda One, Two, and Three issued by Dallas County, attached hereto as Exhibit A, and as described in the original proposal submitted by Contractor in response to Request for Proposals No. 98-052, attached hereto as Exhibit B. Exhibits A and B are specifically incorporated into this contract by reference. It is agreed by all parties that the provisions of this contract supersede the provisions of Request for Proposals No. 98-052 (Exhibit A) and Contractor's proposal (Exhibit B), to the extent that there is conflict between provisions of the documents.

    B. The Contractor is hereby granted, delegated and assigned the right to, and the Contractor hereby agrees to manage, supervise and operate the Facility and receive, supervise and care for each juvenile that is assigned to and enrolled in the Facility by a Court of competent jurisdiction pursuant to applicable law. The Juvenile Department, in its discretion, may assign youth to the Facility that are referred for placement by court order.

    C. Contractor agrees to provide services in accordance with the Minimum Service Indicators as listed in Attachment A and services as described in the written proposal submitted in response to Request for Proposal No. 98-052, including Contractor's written responses to questions asked during the evaluation process. Contractor agrees that operations will include each of the following four distinct program components:

    1. 24-bed Level 11 substance abuse treatment program with a projected length of stay of six to nine months; and

    2. 24-bed Level of Care 4 boot camp program with a projected length of stay of six to nine months; and

    3. 24-bed Level of Care 4 residential treatment center with a projected length of stay of nine to twelve months; and

    4. 24-bed Level of Care 5 residential treatment center with a projected length of stay of nine to twelve months.

    D. Contractor must assure that the program will be staffed and operated 24 hours a day, 365 days a year.

 4. RELATIONSHIP OF THE PARTIES:

    Contractor is an independent contractor and not an agent, servant or employee of Dallas County. Contractor represents that it has, or will secure at its own expense, all personnel and consultants required in performing the services under this contract. Such personnel and consultants shall not be employees of, or have any contractual relationship with Dallas County.

 5. FUNDING AND PAYMENT FOR CONTRACTOR SERVICES:

    A. Contractor shall be reimbursed for the actual costs of implementing the services provided for in this Contract, as described in Contractor's proposals, not to exceed $645,342. Program implementation shall begin upon final execution of this contract and end 77 days after the official contractor move-in date, which is also the time when the facility shall reach the maximum census of 96 residents.

    B. County shall provide to Contractor within 30 days of final Contract execution, an initial advance payment for implementation costs of $100,000. Contractor may submit bi-weekly requests for actual implementation costs in a format approved by Juvenile Department. The initial $100,000 advance payment shall be reconciled against and applied to subsequent implementation costs reimbursements. Contractor shall provide detailed documentation of all implementation costs with each reimbursement request. Contractor shall also provide with each reimbursement request a list of all equipment purchased with implementation funds that includes a description of the equipment, model number, serial number, and cost.

    C. Contractor shall be compensated $200,283 per month for operating the Facility. The monthly compensation shall provide for all materials, goods, and services necessary for operating the Facility and providing the services provided for in this Contract that are not otherwise specifically stated in this Contract. Monthly compensation shall be made only after services are actually rendered.

    D. County shall compensate Contractor on a prorated basis for the first month of operations based upon the number of days from the end of the 77 day implementation period until the end of the initial month of full operations. Thereafter, County shall compensate Contractor for each calendar month of operation.

    E. Contractor shall submit monthly compensation requests in a format approved by Juvenile Department no later than 10 working days after the end of each month for which the services were rendered. Monthly compensation requests shall include the following information:

    1. Name of youth enrolled in each program component.
    2. Date of initial enrollment.
    3. Number of days youth was in the program during the month.
    4. Projected release date for each youth.

    F. In the event that Contractor is unable to accept appropriate placement referrals due to any reason within Contractor's reasonable control, the monthly compensation for the month in which appropriate referrals were not accepted will be reduced by the per diem rate of $68.59 for each bed that was not filled. Reasons for not accepting referrals that are within Contractor's control shall include, but are not limited to, unavailability of adequate staff, materials, or supplies.

    G. In the event that Contractor is unable to accept appropriate placement referrals due to acts of nature, physical damage to the Facility, or other reasons not within Contractor's reasonable control, County and Contractor agree to negotiate compensation adjustments that provide for Contractor's continued financial obligations and County's need to provide for the appropriate care of youth in the Facility.

    H. In the event that County determines through an audit, site review or other means that Contractor has failed to provide the services provided for in this Contract, including the Minimum Service Indicators listed in Attachment A, County may, for the entire period for which the failure to provide services has occurred, adjust compensation for such period to a monthly rate determined solely by County.

    I. Contractor shall be compensated for the provision of Aftercare services as described in Section 12 of this Contract. Compensation for Aftercare services shall be in addition to the monthly compensation of $200,283. Dallas County will only be obligated to pay for those funds for Aftercare services as specified and expended in accordance with the budget as listed in Attachment B, which is hereby incorporated by reference as part of this contract. The maximum amount to be paid for Aftercare services for each term shall not exceed the following:

                            Term                                          Amount

            July 1, 1998 through September 30 1999                      $185,395
            October 1, 1999 through September 30, 2000                  $351,939
            October 1, 2000 through September 30, 2001                  $351,939

    J. Equipment purchased with implementation, monthly Facility operations compensation, or Aftercare compensation funds shall be property of Dallas County, and shall revert to Dallas County's possession upon termination of this Contract. Contractor shall implement and maintain appropriate inventory control procedures to reasonably protect equipment against loss and shall provide to Juvenile Department upon request a listing of all equipment purchased with Dallas County funds. Contractor agrees to follow the policies and procedures of the Dallas County Auditor regarding inventory control.

    K. Juvenile Department shall process reimbursement requests and monthly compensation requests so that Contractor receives payment within 30 days of submitting a complete and accurate reimbursement request.

    L. Contractor understands and all parties agree that this contract is contingent upon the availability of appropriated funds from the Dallas County Commissioners Court and the Texas Juvenile Probation Commission. The parties agree that, in the event sufficient funds are not available, this contract will automatically terminate. Contractor will be entitled to payment as set forth in this Contract for any services provided prior to the date of such termination. Temporary interruptions in funding, as mutually agreed upon by Dallas County and Contractor, shall not result in contract termination.

    M. Clients or their families shall not be assessed fees for services by Contractor unless such fee arrangements are specified by the Juvenile Courts of Dallas County. This does not preclude reasonable attempts to seek voluntary contributions from families of Juvenile Department clients for provision of clothing, personal articles, medical costs, and transportation.

    N. If the Contractor receives third-party reimbursement or fiscal support from any other source for the services provided for in this contract, Contractor agrees to deduct these funds from the monthly reimbursement request to Dallas County.

    O. Contractors whose services are funded through the Texas Juvenile Probation Commission or other state grants will be required to account separately for the receipt and expenditure of all grant funds. The Juvenile Department shall notify the contractor if any of the services provided are being funded using grants.

 6. FACILITY:

    A. Contractor agrees to operate a residential facility at the Dallas County Youth Village, 1508-A East Langdon, Dallas, Texas 75241. Contractor shall enter into a separate lease and/or building use agreement with Dallas County for use of the facility. Such lease and/or building use agreement upon execution shall become Exhibit C to this Contract and shall be specifically incorporated as part of this Contract.

    B. Dallas County shall be responsible for providing the facility at 1508-A East Langdon, Dallas, Texas as outlined in the Lease Agreement (Exhibit C). Dallas County will use its best efforts to make the facility available to Contractor for performance of its services under this agreement on July 1, 1998 or such earlier agreed date as necessary to facilitate Contractor's preparation, except as provided in Section 6.C.

    C. Contractor shall hold Dallas County, as well as their officials, employees and agents harmless, and hereby unconditionally and fully releases Dallas County from all claims for damages, costs or expenses whether direct or indirect, or whether incurred before or after the effective date of this Contract, resulting directly or indirectly from any delay in availability of the Facility on July 1, 1998.

    D. Dallas County will guarantee access to the facility seven (7) days prior to the first juvenile arriving. Any additional time needed for training or staff development that requires space will be the responsibility of the Contractor.

    E. Contractor is responsible for procurement and purchasing for all goods, supplies and services necessary to perform Contractor's duties, unless otherwise specified in this contract.

    F. Dallas County will be responsible for utility operating expenses including electricity, water, sewage, trash collection, and local telephone expenses.

    G. Dallas County will assign adequate staff, and/or contracted services to the Facility to meet maintenance needs. Dallas County will also be responsible for determining when a higher level of repair service is needed and will be responsible for arranging for that service.

    H. Dallas County will provide and maintain Security and Fire Alarm Systems at Dallas County's expense.

    I. Dallas County will provide meals, for youth and staff, that will be delivered to the perimeter fence in bulk in steam table trays. Snacks will also be provided by Dallas County.

    J. Contractor will be responsible for cleaning serving equipment (for meals) and returning them to Youth Village for reuse.

    K. Contractor will be responsible for basic janitorial and custodial care of the Facility.

    L. Contractor will be responsible for all expenses for long-distance telephone service.

    M. Contractor will be responsible for notifying Dallas County of maintenance concerns.

    N. Contractor will provide laundry service for all Clients, in accordance with TJPC standards, clean linens to each Client at least once weekly and clean bath and hand towels twice per week without any deposit or fee being charged.

    O. Contractor will be responsible for purchasing bedding, such as sheets, bedspreads, and pillows and all costs associated with upkeep such as cleaning and replacement.

 7. IMPLEMENTATION:

    A. Dallas County shall notify Contractor in writing of the official move-in date for the Facility. While Dallas County will make reasonable efforts to provide Contractor with advance access to the Facility, Contractor shall have at least seven days in the Facility before receiving youth for staff familiarization and training. The official move-in date is the date seven days before receiving youth.

    B. Contractor is required to have the Facility operational and ready to accept youth no later than the official move-in date. Contractor shall be responsible for all implementation activities not otherwise specifically stated in this contract. Implementation activities shall include, but are not limited to: hiring and training of all staff; procuring necessary goods and materials; developing curriculum; all costs of, and necessary construction associated with, building the Ropes Course; and developing enrollment procedures.

    C. Contractor is to be reimbursed by Dallas County for the actual cost of certain implementation activities as provided for in Section 5 of this contract.

    D. Youth will be placed in the Facility on the following phase-in schedule:

                                 Maximum
   Days after Move-In Date      Admissions          Maximum Census
             7                      16                     16
            14                       8                     24
            21                       8                     32
            28                       8                     40
            35                       8                     48
            42                       8                     56
            49                       8                     64
            56                       8                     72
            63                       8                     80
            70                       8                     88
            77                       8                     96

    E. Dallas County and Contractor shall coordinate placement of youth into the four separate program components based upon treatment needs of the youth available for placement during the implementation period.

    F. Contractor agrees to collaborate with Dallas County in accepting youth during the implementation period who are being transferred from other programs/facilities. Contractor will consider the services provided, length of stay, and the youth's treatment progress in the prior placement when determining length of stay and successful discharge from the Facility.

    G. The implementation period shall end 77 days after the official move-in date, at which time the Facility will be at the 96 youth capacity.

 8. EQUIPMENT AND DURABLE GOODS:

    A. Dallas County shall provide, at no additional cost to Contractor, the following equipment and durable goods for use which will be available as of the move-in date:

       all furnishings for the sleeping areas, day rooms, and multi-purpose areas general office furniture such as desks, chairs and file cabinets for 20 professional offices (not including office equipment such as computers and fax machines)
       laundry equipment
       classroom set-up
       furniture for reception and common areas kitchen and dining equipment, including trays, steam tables and serving trays
       for serving meals
       telephone system
       security system

    B. Dallas County shall have the final authority as to quantity and quality of all durable goods provided to Contractor for use.

    C. Dallas County will be responsible for maintenance and replacement cost, due to normal wear and tear, of the equipment listed in 8.A above, in accordance with Dallas County policy.

    D. The Contractor is responsible for the procurement, maintenance and replacement of the following equipment and consumable supplies:

       Computers
       TV/VCRs
       Linens
       Clothing
       Office, Medical, Cleaning, and Laundry supplies

    E. All costs to be paid to the Contractor for purchases made for equipment and durable goods must be included in the reimbursements for actual costs of implementation as outlined in Section 5 - Funding and Payment for Contractor Services. Dallas County will not reimburse Contractor for the cost of additional equipment and durable goods without prior written approval.

    F. All equipment, goods and materials for which the Contractor is reimbursed will be the property of Dallas County and will remain in the possession of Dallas County at the time of the expiration or termination of this contract. Contractor shall be responsible for maintaining an accurate inventory of all equipment and non consumable goods and supplies and notify Dallas County in the event of the loss of said equipment and non consumable goods and supplies. In the event of the early termination of this contract, the value of any goods and materials purchased at the request of Contractor that cannot be used in the continued operation of the program will be deducted from any final funds due Contractor by Dallas County.

 9. OBLIGATIONS OF DALLAS COUNTY:

    A. Dallas County will provide Contractor 30 day prior written notice of Facility availability.

    B. After the 77-day implementation period, it will be the responsibility of Dallas County to make sufficient placement referrals to ensure that the facility operates at the 96 bed capacity.

    C. The Juvenile Department shall provide Contractor with the Residential Placement Packet at the time of admission to Contractor facility.

    D. Juvenile Department agrees to provide Contractor with all the standardized Juvenile Department forms as requested.

    E. Juvenile Department agrees to provide for transportation to the Facility at the time of admission and from the Facility at the time of discharge.

    F. Juvenile Department reserves the right to terminate a client's placement with Contractor at any time, with or without cause.

10. OBLIGATIONS OF THE CONTRACTOR:

    A. Dallas County, in its discretion, may assign youth to the Facility that are referred for placement by court order. The Contractor shall accept all youth that are referred up to the maximum legal capacity of the Facility. Contractor and Dallas County shall utilize the following processes to ensure that youth are appropriately referred to the Facility:

    1. Contractor will establish written guidelines outlining the profile of youth who are appropriate for placement in the Facility, including indicators of inappropriate referrals.

    2. Contractor will be allowed and encouraged to participate in the Dallas County Juvenile Department Case Planning and Review Committee (CPRC). If the Contractor disagrees with the placement recommendation, Contractor can ask for the recommendation to be reviewed. CPRC will have the final authority for making placement recommendations to the Juvenile Courts.

    3. Contractor and Dallas County agree that the best interest of the youth will be met in resolving disagreements regarding the appropriateness of placement.

    B. A Juvenile Department Residential Placement Agreement form designating the specific program assignment and level of care will be signed by Contractor and Juvenile Department staff at the time of admission.

    C. Contractor will not release a client to any person or agency without express written consent of Juvenile Department.

    D. Unsuccessful termination of the client's placement with Contractor shall occur only after notifying the designated Juvenile Department staff of the causes and with prior notice of at least ten (10) days.

    E. Contractor shall complete a Juvenile Department Pre-discharge Summary for each youth at least 60 days prior to the estimated discharge date. Additionally an up dated Aftercare Pre-discharge Summary must be submitted and dated no more than 30 days prior to the projected discharge date.

    F. Contractor shall be responsible for obtaining criminal background checks and must provide proof of such to the Dallas County designated staff upon request:

       1. For existing staff and volunteers prior to the Facility move-in date; and

       2. When any subsequent hires are made during the term of this contract.

    G. Contractor agrees to make available any Contractor staff requested or subpoenaed to appear before a Dallas County Juvenile Court on a case involving any client receiving services under this contract.

    H. Contractor agrees to make a good faith effort to retain in placement any client whose behavior, though problematic, does not exceed behavior typical of that which led to their removal from home or previous placement.

    I. Contractor is responsible for all transportation incidental to the care of the child, including medical and dental visits, and for furloughs from placement. Contractor may request that parents contribute to transportation costs for furloughs from placement.

11. EDUCATIONAL SERVICES:

    A. Contractor understands that all juveniles placed in the Facility must have access to a free and appropriate education as provided for by the laws of the State of Texas. It is Contractor's responsibility to ensure that an appropriate and accredited education program is provided in the Facility. Contractor may arrange for education services to be provided by a Local Education Agency (LEA). Contractor understands that it is responsible for the costs of educational services if such services are not provided by a LEA. Contractor must obtain prior written approval of Dallas County for the education program provided within the Facility.

    B. Dallas County agrees, at Contractor's request, to assist in negotiating with the appropriate Local Education Agency (LEA) for the provision of education services within the Facility. Dallas County agrees, upon Contractor's and LEA's request, to enter into a Memorandum of Understanding or other appropriate agreement with the LEA for the provision of education services within the Facility. Dallas County will include in the Memorandum of Understanding language which addresses performance standards and adequate staffing levels.

    C. Contractor agrees, at Dallas County's written request, to replace and/or revise the education program provided within the Facility within a reasonable time following Dallas County's request.

12. AFTERCARE:

    A. Contractor agrees to provide formal aftercare services for all youth placed in the Facility. Aftercare services will include, but are not limited to the following program components:

       1. Intensive pre-release planning;
       2. Family involvement, including in-home visits;
       3. Community linkage;
       4. Facilitating the process of re enrolling youth in home school or accessing GED assistance services and;
       5. Assisting age appropriate youth in obtaining employment

    B. Contractor shall primarily utilize existing community-based resources in developing aftercare plans. Contractor may, when community-based services are not available, request that the Juvenile Department consider placement of youth in contract programs. Juvenile Department shall review these requests on a case-by-case basis.

    C. Contractor will conduct formal follow-up studies of residents at three months, six months and one year to document successful re-entry into the community, and will track status of critical outcome areas including education, employment, relationships with parents, peers and other, and positive living arrangements.

    D. Contractor will provide information gathered in the follow-up studies to the designated Juvenile Department staff.

13. RECIDIVISM GUARANTEE BY THE CONTRACTOR:

    A. The Recidivism Guarantee shall apply to juveniles who are successfully discharged from the Facility and who have the opportunity to participate in Contractor's Aftercare program. Successful discharges are those juveniles who have substantially completed their Individual Treatment Plan and will be so designated by joint agreement of Contractor and County at time of discharge. Juveniles placed in the Facility during the implementation period who were transferred from other programs/facilities will not be included in the Recidivism Guarantee unless placed in the Facility for a minimum of 90 days. The level of participation in Contractor's Aftercare program shall not affect a juvenile's inclusion in the Recidivism Base.

    B. Recidivism occurs when a juvenile is referred to the Juvenile Department, and formal court action is anticipated, for alleged delinquent conduct, which includes criminal offenses and violations of court-ordered conditions of probation, or conduct indicating a need for supervision. Arrests of juveniles with a charge filed for the offense in the adult court system will also be considered as recidivism for purposes of this Recidivism Guarantee.

    C. For the purpose of determining Contractor payments, if any, under this Recidivism Guarantee, the Juvenile Department will produce an Annual Recidivism Guarantee List, which will include all juveniles whose one year anniversary of successful discharge falls in the period of the Annual Recidivism Guarantee List and those juvenile's recidivism status. Recidivism for the Recidivism Guarantee will be determined as of the one year anniversary of each juvenile's successful discharge date. Referrals, as defined in Paragraph B of this section, that occur after the one year anniversary of successful discharge will not be considered for purposes of this Recidivism Guarantee. The first Annual Recidivism Guarantee List will be produced for the time period of January 1, 1999 through December 31, 1999 and for each subsequent calendar year. The following examples apply to juveniles included in the Annual Recidivism List and their recidivism status:

       1. A juvenile who successfully discharges from the Facility on November 15, 1998 will be included on the Annual Recidivism Guarantee List for the time period of January 1, 1999 through December 31, 1999, which will be produced by January 15,2000. This juvenile's one-year anniversary date is November 15, 1999, and any referrals to the Juvenile Department prior to November 15, 1999 will count for the Recidivism Guarantee.

       2. A juvenile who successfully discharges from the Facility on March 15, 1999 will be included on the Annual Recidivism Guarantee List for the time period of January 1, 2000 through December 31, 2000, which will be produced by January 15, 2001. This juvenile's one-year anniversary date is March 15, 2000 and any referrals to the Juvenile Department prior to March 15, 2000 will count for the Recidivism Guarantee. If this juvenile had no referrals as of March
15, 2000, but on April 1, 2000 was referred, this juvenile would not be considered as a recidivist for the Recidivism Guarantee since the referral was made after the one year anniversary of discharge, even though the referral occurred before the Annual Recidivism Guarantee List was produced.

    D. The Juvenile Department will provide Contractor with the Annual Recidivism Guarantee List by January 15, 2000 and by January 15 of subsequent calendar years during the term of this contract. Contractor shall have 10 working days to provide written confirmation of the Annual Recidivism Guarantee List or to challenge any juvenile's inclusion in the Annual Recidivism Guarantee List. Contractor shall submit challenges to inclusion in the Annual Recidivism Guarantee List in writing. County shall then have 10 working days to respond to any challenges and produce a revised Annual Recidivism Guarantee List. County shall have final authority to resolve any disputes in the Annual Recidivism Guarantee List.

    E. The Recidivism Rate shall be the percentage of youth included in the Annual Recidivism Guarantee List who recidivate, as defined in Paragraph B of this section, on or before the one year anniversary of successful discharge from the Facility. County will calculate the Recidivism Rate by dividing the number of recidivist juveniles by the total juveniles in the Annual Recidivism Guarantee List, and rounding the percentage so calculated to the nearest whole number. The following examples apply to calculating the Recidivism Rate:

       1. The Annual Recidivism Guarantee List for the time period of January 1 through December 31, 1999 contains 35 juveniles whose one year anniversary of discharge occurred during 1999. Seven (7) of those juveniles were referred to the Juvenile Department prior to their one-year anniversary of discharge. The Recidivism Rate for 1999 would be 7 divided by 35 = 20%.

       2. The Annual Recidivism Guarantee List for the time period of January 1 through December 31, 2000 contains 147 juveniles whose one year anniversary of discharge occurred during 2000. Twenty-one (21) of those juveniles were referred prior to their one-year anniversary of discharge. The Recidivism Rate for 2000 would be 21 divided by 147 = 14%.

    F. For each calendar year, the Juvenile Department will determine a Recidivism Benchmark by calculating the percentages of juveniles successfully discharged from the Dallas County Youth Village and contracted residential placement facilities, other than the Facility, who are referred to Juvenile Department prior to the one year anniversary of successful discharge. The Juvenile Department shall be solely responsible for establishing the Recidivism Benchmark.

    G. Rebate Percentage will be calculated by comparing the Contractor's Recidivism Rate to the Recidivism Benchmark as follows:

       Percentage Deviation of Contractor's           Rebate Percentage
       Recidivism Rate from the Recidivism
       Benchmark

       11% or lower than Recidivism Benchmark         No Rebate

       10% lower than Recidivism Benchmark up         2% Rebate
       to equal to Recidivism Benchmark

       1% greater than Recidivism Benchmark up        3% Rebate
       to 10% greater than Recidivism Benchmark

       11% and up greater than Recidivism Benchmark   4% Rebate

       For example, the Recidivism Benchmark for 1999 is established as 50% recidivism. Contractor's Recidivism Rate for 1999 is 47%, which is 6% lower than the Recidivism Benchmark. Thus, Contractor's Rebate Percentage for 1999 would be 2%.

    H. Once the Rebate Percentage has been established, the Contractor will reimburse Dallas County using the Rebate Percentage as factored against the total monthly compensation payments, exclusive of payments for Aftercare Services, made by County to Contractor for services under this Contract during the calendar year covered by the Annual Recidivism Guarantee List. Contractor shall pay Dallas County the Recidivism Guarantee Rebate amount within 30 days of receiving a confirmed Annual Recidivism Guarantee List.

    I. Dallas County has the option to extend the Recidivism Guarantee past the termination of this Contract if Contractor continues to provide Aftercare services, under a separate contract, for one-year after successful discharge from the Facility. If Dallas County chooses to extend the Recidivism Guarantee, Contractor shall place in escrow funds sufficient to provide for the maximum rebate possible under this Recidivism Guarantee.

14. REPORTING AND ACCOUNTABILITY:

    A. Each individual client placed with Contractor shall have a written preliminary individualized treatment plan (ITP) completed by the appropriate Contractor staff within seventy- two (72) hours of the time of admission to placement. A copy of the preliminary ITP must be received by the Juvenile Department within ten days of the time of admission.

    B. A full initial ITP shall be completed by the appropriate Contractor staff with input from the client and the client's probation officer within forty (40) days of the date of admission. A copy of the initial ITP must be received by Juvenile Department within ten (10) days of its completion. Subsequent review of the ITP must be conducted by Contractor at reasonable intervals, not to exceed ninety (90) days, and copies of the review must be received by the Juvenile Department within ten (10) days of the date of the review.

    C. The ITP shall contain the reasons why the placement will benefit the client; shall specify behavioral goals and objectives being sought for each client; shall state how the goals and objectives are to be achieved in Contractor placement; and shall state how the parent(s), guardian(s), and, where possible, grandparents or other extended family members will be involved in the ITP to assist in preventing or controlling the client's alleged delinquent behavior or alleged conduct indicating a need for supervision as defined in the Texas Family Code. The ITP shall be structured to meet all treatment goals within the estimated length of stay for each program component, unless otherwise stipulated at the time of admission.

    D. Contractor shall provide to the Juvenile Department, by the tenth day of each month, the following:

       1. A written report of the progress of each client during the preceding month, in the format approved by the Juvenile Department.

       2. Copies of all incident reports on each client for the preceding month.

    E. If a client in placement at the Facility makes an unauthorized departure, becomes seriously injured or ill, commits a penal code violation, or is involved in an incident that Contractor considers seriously jeopardizes continued placement, Contractor shall immediately notify the designated Juvenile Department staff, or if not during regular Juvenile Department business hours, Juvenile Department's Detention Screening Unit. Contractor shall also ensure that the client's parents and, when appropriate, other authorities, including the Texas Department of Protective and Regulatory Services and/or local law enforcement officials are notified. Contractor shall forward a written incident report regarding the above on a Juvenile Department Serious Incident Report form to the designated Juvenile Department staff within two (2) working days.

    F. If a client alleges child abuse, or abuse is suspected for any reason, such abuse must be immediately reported by Contractor following all procedures outlined above in Section 14.E of this contract.

    G. Contractor will allow clients unrestricted use of telephone to make calls to their probation officer to register grievances against Contractor or any individual. Contractor will also ensure privacy of conversations between the client and Juvenile Department staff at the request of either party.

    H. Contractor will notify Juvenile Department in writing within two (2) working days of any pending allegations of abuse or other investigations involving Contractor staff or that may impact Contractor licensing.

    I. Unless otherwise stipulated by the designated Juvenile Department staff, the client may visit freely with parents and relatives at the Facility in accordance with established written Contractor policies.

    J. Contractor must receive and document the approval of the designated Juvenile Department staff for any over-night stay away from the Facility unless it is considered part of Contractor's rehabilitation program. Prior written approval must also be received and documented for any home visit.

    K. Prior to a client's discharge, a Juvenile Department Aftercare Pre-discharge Summary must be completed by Contractor. When completing the form for a successful discharge:

       1. The language should support the discharge recommendation.

       2. The form must be completed no earlier than 30 days prior to the discharge date.

       3. The summary should be legible and signed.

    L. When a client is unsuccessfully discharged, Contractor shall complete the Juvenile Department Discharge Report, attach all incident reports relevant to the decision to discharge the client and provide these to the designated Juvenile Department staff at the time of discharge.

    M. Copies of each ITP and all other forms required in this section are to be maintained in Contractor's case file on the client.

    N. Penalties for delinquent reporting may include withholding of payments until such time as all reports are received, or cancellation of the contract with no obligation to pay for undocumented services.

    O. Contractor will be evaluated to determine the quality and effectiveness of services. Program evaluations may be used to recommend changes in program design. Program evaluations will include, but are not limited to the following criteria:

       1. Site Review Results
       2. Fiscal Audit Results
       3. Discharge History
       4. Recidivism Rate
       5. Cultural Competency
       6. Frequency and Severity of Complaints
       7. Average Length of Stay
       8. Financial Responsibility

15. EXAMINATION OF PROGRAM AND RECORDS:

    A. Contractor agrees that it will permit Juvenile Department designated employees to examine and evaluate its program of services provided under the terms of this contract and to review client records. This examination and evaluation of the program will include but are not limited to unscheduled site visits, observation of programs in operation, interviews, and administration of questionnaires to Contractor staff and the clients.

    B. Contractor shall maintain documentation in client's case file indicating that services are being provided to meet all service indicators for the client's designated level of care, including the Minimum Service Indicators listed in Attachment A of this contract.

     C. Contractor shall provide to Juvenile Department such descriptive information of contracted clients as requested on forms provided by Juvenile Department.

    D. Contractor agrees to maintain and make available for inspection, audit or reproduction by an authorized representative of the Juvenile Department or the State of Texas, books, documents, and other evidence pertaining to the cost and expenses of this contract, hereinafter called the records. For purposes of this contract the records shall include all financial records, child care records, special treatment records, and any and all books, documents and evidence connected with the provision of services covered under this contract.

    E. Contractor agrees to provide Juvenile Department with a report of costs incurred in providing residential services relating to this contract on forms provided by Juvenile Department upon request.

    F. Contractor agrees to maintain these records for four (4) years after final payment or until the state-approved audit has been made and all questions therefrom are resolved.

    G. Dallas County Juvenile Department is responsible for closely monitoring, and will exercise reasonable care, to enforce all the terms and conditions of any grant awards used to fund the services provided for in this contract.

16. PERSONNEL:

    A. The interviewing, hiring, assignment, certification, control, supervision, management, compensation, promotion, health, safety, welfare and termination of all members of the Facility's administration and staff shall be the sole responsibility of the Contractor.

    B. Contractor shall ensure that staff are hired according to the credentials and qualifications described in the proposal submitted by Contractor in response to Request for Proposals No. 98-052, Exhibit B, and in compliance with requirements of TJPC, TCADA and other appropriate licensing agencies. Contractor agrees to maintain on staff, one qualified Doctoral degreed Psychologist.

    C. Staff to youth ratios must be as described in Exhibit B and must meet or exceed TJPC and/or TCADA regulatory requirements for each distinctive program component. Staffing patterns and ratios must be sufficient to meet the Minimum Service Indicators detailed in Attachment A.

    D. Contractor will be responsible for training of personnel including all training required for certification by applicable licensing agencies. Direct care staff will receive a minimum of 120 hours of pre-service training and 40 hours of in-service training each year.

    E. Contractor shall insure the availability of adequate and properly trained staff to serve youth based on the Implementation schedule outlined in Section 7 of this Contract. The projected move-in date is July 1, 1998.

    F. The Contractor shall maintain documentation in an agency file including but not limited to the following: proof of staff credentials, staff roster including date of hire and employment departure, and staff incidents and disciplinary action taken. All current facility licenses and certifications shall also be maintained in this file.

    G. Contractor shall make a good faith effort to hire culturally competent staff who reflect the ethnicity of the youth placed in the Facility. Contractor must take into consideration the ethnic diversity of youth involved in the Dallas County juvenile justice system when making hiring decisions and determining staff ratios. Contractor agrees to hire, whenever possible, bilingual staff (Spanish-speaking) that will be able to communicate with youth and families who utilize English as a second language. Contractor agrees to provide upon request documentation of good faith efforts.

17. LICENSING:

    A. Contractor is responsible for ensuring that the Facility is eligible for certification by Dallas County as suitable to house youth in compliance with the Minimum Standards for Secure Post-Adjudication Juvenile Facilities promulgated by the Texas Juvenile Probation Commission. Contractor shall obtain such certification prior to accepting youth for placement in the Facility and shall be responsible for annual re-certification. Contractor shall also be responsible for maintaining current knowledge of Texas Juvenile Probation Commission standards and making any programmatic revisions necessary to maintain certification.

    B. Contractor is responsible for obtaining and maintaining an appropriate license from the Texas Commission on Alcohol and Drug Abuse for operation of the substance abuse treatment component of the Facility as a Level II treatment program.

    C. Contractor shall manage and supervise the Facility to remain in compliance with all applicable city, county, and state health, fire, and safety codes and ordinances.

    D. Written documentation of compliance with the standards listed in Paragraphs A, B, and C of this Section must be kept on file and posted at the program facility. Failure to comply with any of the above requirements will put Contractor in default of this Contract and may result in the disallowance of funds and the withholding of future awards and payments, or the termination of this Contract.

18. MEDICAL AND DENTAL SERVICES:

    A. Contractor will be responsible for medical services for youth that will be provided inside the facility as required by TJPC standards.

    B. Contractor will provide nursing staff that will be available on-site a minimum of eight hours a day, 7 days a week, with a total of 80 hours of on-site nursing staff per week, and on-call nursing staff available 24 hours a day seven days a week. Contractor will provide a Physician on-site 20 hours per week, and will also provide a Physician that will be available for on-call telephone consultation for emergencies.

    C. Contractor will be responsible for providing all psychological services proposed other than the initial assessment completed by Juvenile Department prior to Placement.

    D. Contractor will be responsible for establishing arrangements with local hospitals to provide emergency medical services for youth, and Contractor will be responsible for transportation of youth to and from health care facilities.

    E. Contractor will be responsible for the supervision of youth who are receiving medical services, including hospitalization.

    F. Contractor shall develop and implement procedures for responding to medical and dental emergencies. These written procedures shall be submitted to Dallas County for review and approval prior to implementation.

    G. Dallas County agrees to provide each client with medical and dental examinations prior to admission to Contractor facility as required by the Texas Department of Protective and Regulatory Services or other Contractor licensing body. Contractor agrees to pay for subsequent periodic medical and dental examinations as required.

19. LAW AND VENUE:

    The terms of this Contract shall be construed in accordance with the laws of Texas and exclusive venue for any legal actions arising from this Contract shall be in Dallas County, Texas.

20. ASSURANCES:

    A. Contractor agrees to establish safeguards to prohibit employees from using their positions for a purpose that constitutes or presents the appearance of personal or organizational conflict of interest, or personal gain.

    B. Contractor assures no person will, on the grounds of race, creed, color, religion, handicap, national origin, gender, political affiliation or beliefs, be subjected to discrimination, excluded from or be denied the benefits of any program or activity funded in whole or in part under this contract.

    C. Contractor assures that it will not transfer or assign its interest in this contract without prior written consent of Dallas County.

    D. Contractor, by acceptance of funds provided under this contract agrees and ensures that personnel paid from these funds are duly licensed and/or qualified to perform the required services. Contractor further agrees and ensures that all program and/or facility licenses necessary to perform the required services are current and that Dallas County will be notified immediately if such licenses become invalid during the term of this contract.

    E. Contractor assures that funds received pursuant to this contract shall in no way be used for any lobbying purposes.

    F. The person or persons signing and executing this contract on behalf of Contractor, or representing themselves as signing and executing this contract on behalf of Contractor, do hereby warrant and guarantee that he, she or they have been duly authorized by Contractor to execute this contract on behalf of Contractor and to validly and legally bind Contractor to all terms, performances and provisions herein set forth.

    G. Pursuant to Article 2.45 of the Business Corporation Act, Texas Civil Statutes, which prohibits Dallas County from entering into a contract with a corporation which is delinquent in paying taxes under Chapter 171, Tax Code, Contractor by executing this Contract hereby certifies that it is not delinquent in its Texas franchise tax payments, or that it is exempt from, or not subject to such a tax. A false statement concerning the corporation's franchise tax status shall constitute grounds for termination of the Contract at the sole option of Dallas County.

    H. Failure to comply with any of these assurances will put Contractor in default of this contract and may result, at the sole discretion of Dallas County, in the disallowance of funds and the withholding of future awards, in addition to any other remedies permitted by law.

    I. The Juvenile Department shall require Contractor to provide certification of eligibility to receive state funds as required by Texas Family Code Section 231.006.

21. INSURANCE AND INDEMNIFICATION:

    A. Contractor agrees it will protect, defend, indemnify and hold harmless Dallas County and all officers, agents, employees, and representatives from and against any and all claims, demands, causes, actions, damages, judgments, loss and expenses, including attorney's fees, of whatsoever nature, character, or description that any person or entity has or may have arising from or on account of any injuries or damages (including but not restricted to death) received or sustained by any person, persons, or property, on account of, arising out of, or in connection with the performance of the work, including without limiting the generality of the forgoing, any negligent act or omission of the Contractor or any agent, servant, employee or subcontractor of the Contractor in the execution of performance of this Contract. Contractor further agrees to protect, indemnify and hold harmless Dallas County against and from any and all claims and against and from any and all loss, cost, damage, judgments or expenses, including attorney's fees arising out of the breach of any of the requirements and provisions of this contract or any failure of Contractor, its employees, officers, agents, contractors, invitees, or assigns in any respect to comply with and perform all the requirements and provisions hereof.

    B. Contractor also agrees to purchase and maintain insurance coverage for operation of the Facility as follows:

       1. Liability Insurance. Contractor shall, at all times during the term and at its own expense, keep in full force and effect comprehensive general liability insurance with "personal injury" coverage; commercial or business auto liability coverage; and contractual liability coverage, with minimum limits of $5,000,000.00 on account of bodily injuries to, or death of one person and an aggregate of TEN MILLION AND NO/100 DOLLARS ($10,000,000) for any one occurrence.

       2. Workers' Compensation Insurance. Contractor shall, at all times during the term of this Contract and at its own expense provide and keep in full force and effect a policy of workers' compensation insurance for coverage in Texas with an Employer's liability limit of:

          Bodily Injury by accident - $500,000.00 each employee
          Bodily Injury by disease - $500,000.00 policy limit
          Bodily Injury by disease - $500,000.00 each employee

       3. The Juvenile Board of Dallas County and Dallas County shall be named as additional insured on such policies.

    C. The insurance policies required under this Section shall not be modified or canceled except upon 30 days written notice to Dallas County and the Juvenile Board.

    D. Contractor shall provide to the Juvenile Department insurance certificates evidencing the required policies have been obtained prior to the receipt of any funds under this Contract.

22. SUBCONTRACTING:

     Contractor may enter into subcontracts for the provision of services to youth and their families only with the prior written consent of Dallas County, which consent shall not be unreasonably withheld. Contractor shall provide Dallas County with a copy of all subcontracts. Subcontracts entered into by Contractor will be in writing and subject to the requirements of this contract, and shall not relieve Contractor of any requirement, duty, obligation or liability under this contract. Contractor agrees that it will be responsible to Dallas County for the performance of any subcontractor. The costs of all subcontracted services are included in the fees outlined in Section 5 of this Contract, unless otherwise specifically stated in this contract. In selecting subcontractors, Contractor shall ensure that existing community based organizations and certified minority and women business enterprises are utilized to the fullest extent possible, and as detailed in Contractor's proposal (Exhibit B).

23. GENERAL PROVISIONS:

     Requirements of the State of Texas Uniform Grant and Contract Management Standards are adopted as part of this contract, including the contract provision as in Attachment 0, Item 14, of the above standards. Juvenile Department shall provide Contractor with a copy of the State of Texas Uniform Grant and Contract Management Standards prior to referrals being made. Juvenile Department shall keep all project records and all records shall be preserved for four (4) years for inspection by Criminal Justice Division, or any state or federal agency authorized to inspect the same.

24. EQUAL OPPORTUNITY:

     Services shall be provided by Contractor in compliance with the Civil Rights Act of 1964. Contractor will not discriminate against any employee, applicant for employment, or client because of race, religion, color, gender, national origin, age or handicapped condition.

     Contractor will take affirmative action to ensure that qualified applicants are employed, and that employees are treated during employment without regard to race religion, color, gender, national origin, age or handicapped condition.

25. OFFICIALS NOT TO BENEFIT:

     No officer, member or employee of the Juvenile Department and no member of its governing body and no other public officials of the governing body of the locality or localities in which the project is situated or being carried out who exercise any functions or responsibilities in the review or approval of the undertaking or carrying out of this project, shall participate in any decision relating to this contract which affects personal interest or have any personal or pecuniary interest, direct or indirect, in this contract or the process thereof.

26. AMENDMENTS:

     This contract may be amended during the term of the contract, and any such amendments will be in writing and duly executed by the parties hereto.

27. TERMINATION:

    A. Dallas County may terminate this Contract without cause by providing ninety (90) days written notice of intention to terminate to the Contractor.

    B. Dallas County may immediately terminate this contract for cause without notice based upon the following:

       1. Failure of Contractor to have the facility in operation and ready to accept youths 30 days after Contractor receives written notice of the move-in date.

       2. Failure of Contractor to maintain in effect the insurance policies required by Section 22 of this contract.

       3. Substantiated physical or sexual abuse of youths by employees, agents or subcontractors of Contractor which; when investigated, reveal negligent acts or omissions by the Contractor.

       4. This contract may automatically terminate pursuant to the provisions of Section 5.L.

    C. Each of the following shall constitute an Event of Default by the
Contractor:

       1. A material failure to keep, observe, perform, meet, or comply with any covenant, agreement, term, or provision of this Contract which is the duty of the Contractor hereunder, which failure continues for a period of thirty (30) days after the Contractor has been provided written notice thereof;

       2. A material failure to meet or comply with any Court order; the standards, rules and regulations of TJPC, TCADA, or any federal or State requirement or law; which failure continues for a period of thirty (30) days after written notice thereof to the Contractor, except with regard to material breaches that create a safety or security hazard, which shall be an immediate event of default, only seventy-two (72) hours notice and the opportunity to cure shall be required, subject to immediate action if the delay of 72 hours creates a further danger to the safety, health or welfare of the Clients;

       3. The Contractor shall (a) admit in writing its inability to pay its debts; (b) make a general assignment for the benefit of creditors; (c) suffer a decree or order appointing a receiver or trustee for it or substantially all of its property to be entered and, if entered without its consent, not to be stayed or discharged within sixty (60) days; (d) suffer proceedings under any law relating to bankruptcy, insolvency, or the reorganization or relief of debtors instituted by or against it and, if contested by it, not to be dismissed or stayed within sixty (60) days; or (e) suffer any judgment, writ of attachment or execution, or any similar process to be issued or levied against a substantial part of its property which is not released, stayed, bonded, or vacated within sixty (60) days after issue or levy, and any of these events has caused or threatens to adversely affect or interrupt the continued operation of the Facility in full compliance with all conditions of this Contract.

       4. The discovery by Dallas County that any material statement, representation, or warranty herein or provided in materials or made in support of the award of this Contract to the Contractor is false, misleading, or erroneous in a material respect; or

       5. Chronic failure of the Contractor to timely pay trade creditors, payroll and other operational expenses which is not corrected or remedied within thirty (30) days written notice from Dallas County.

    D. Upon the occurrence of an Event of Default of the type specified in C. 1 or C. 2 and if the Contractor reasonably believes: (a) that such Event of Default cannot be cured within the thirty (30) days allowed to cure such Event of Default, and (b) that such Event of Default can be cured, through a diligent, on-going and conscientious effort on the part of the Contractor, the Contractor may, within the thirty day cure period, submit a plan for curing the Event of Default to Dallas County (which plan shall show in detail the means the Contractor proposes to cure the event of Default). Upon receipt of any such plan for curing an Event of Default, Dallas County shall promptly review such plan and, at its discretion, allow or disallow the Contractor to pursue such plan. If Dallas County allows the Contractor to pursue the plan, Dallas County agrees that it will not exercise its remedies hereunder with respect to such Event of Default providing the contractor diligently, conscientiously and timely undertakes to cure the Event of Default in accordance with the approved plan.

If Dallas County does not allow an extension of the cure period, the thirty day time period shall be tolled during the period of time the plan is pending before Dallas County.

    E. Upon the occurrence of an Event of Default by the Contractor, Dallas County shall have the right to pursue any remedy it may have at law or equity, including but not limited to; (a) reducing its claim to a judgment; (b) taking action to cure the Event of Default, in which case Dallas County may offset against any payments owed to the contractor all reasonable costs incurred by Dallas County in connection with its efforts to cure such Event of Default; (c) recovery of its reasonable attorneys fees and costs from Contractor; and (d) termination of this Contract and removal of the Contractor as the operator of the Facility and the offsetting against any payments owed to the Contractor by Dallas County of any reasonable amounts expended by Dallas County to cure the Event of Default. In the event of the Contractor's removal as operator due to an Event of Default, Dallas County shall have no further obligation to the Contractor after such removal and the Contractor agrees to comply with Section 28.F hereof and to cooperate with Dallas County during the transition of the Facility.

    F. Notwithstanding anything to the contrary herein, in the event any bankruptcy, reorganization, debt arrangement, moratorium, proceeding under any bankruptcy or insolvency law, or dissolution or liquidation proceeding, is instituted by or against contractor and, if instituted against Contractor, is consented to or acquiesced in by Contractor or is not dismissed within sixty
(60) calendar days, this Contract shall be immediately terminated and canceled, and Dallas County shall promptly assume responsibility for the operation, management and supervision of the Facility. In the event this Contract is canceled pursuant to the terms of this section, Contractor agrees that Dallas County may take control and ownership of all the property, materials, supplies and records within the Facility. Further, Dallas County may, at its discretion, employ or contract for personal services with any, or all employees, agents or employees of Contractor at the Facility. In such event, Contractor shall have no claim, and hereby expressly waives all claims for compensation and payment for such property, materials, supplies, and records and/or regarding such employees.

    G. Any notice, demand, or request to be given under this Contract shall be deemed to have been given if reduced to writing and delivered in person or mailed by overnight or Registered Mail, postage pre-pa d, to the party who is to receive such notice, demand or request at the addresses set forth below. Such notice, demand or request shall be deemed to have been given three (3) days subsequent to the date it was so delivered or mailed.

      DALLAS COUNTY AND                          CORRECTIONAL SERVICES
      DALLAS COUNTY                              CORPORATION
      JUVENILE BOARD

      Michael K. Griffiths, Director             James F. Slattery,
      Dallas County Juvenile Department          President and CEO
      2600 Lone Star Drive                       1819 Main Street
      Dallas, Texas 75212                        Suite 1000
                                                 Sarasota, Florida 34236

28. SEVERABILITY:

     If any provision of this contract is construed to be illegal, invalid or unenforceable, this will not affect the legality or validity of any of the other provisions hereof. The illegal, invalid or unenforceable provision will be deemed stricken and deleted herefrom, but all other provisions will continue and be given effect as if the illegal, invalid or unenforceable provision had never been incorporated herein.

29. ACCEPTANCES:

     By their signatures below, the representative of Dallas County, and Contractor executing this Contract represent that they are duly authorized to execute the Contract on behalf of their Party and to validly bind their Party to all terms, conditions, performances and provisions set forth herein.

Executed this 14th day of April, 1998.


FOR: CORRECTIONAL SERVICES                 FOR: DALLAS COUNTY AND THE
     CORPORATION                                DALLAS/COI)NTY JUVENILE BOARD

By:  James F. Slattery                          By:  Lee F. Jackson
     President and CEO                               Dallas Court Judge and
                                                     Chairman of Dallas County
                                                     Juvenile Board

Date:  4/7/98                                        Date:  4/19/98

Approved as to form:  By:
                           Assistant District Attorney